Contact:

Mary Coleman	Kelly Sullivan/Ed Trissel
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com / etrissel@joelefrank.com
(732) 418-9300	(212) 355-4449

FOR IMMEDIATE RELEASE

SAVIENT’S BOARD OF DIRECTORS FORMS A BOARD COMMITTEE TO OVERSEE THE REGULATORY AND PRE-LAUNCH ACTIVITIES FOR PEGLOTICASE

Christopher Clement Resigns; Board Appoints Paul Hamelin as President

EAST BRUNSWICK, N.J. – (November 19, 2008) – Savient Pharmaceuticals, Inc. (NASDAQ: SVNT) today announced that its Board of Directors has formed a BLA Oversight Committee (“the Committee”)to oversee the regulatory and pre-launch activities for the company’s drug, pegloticase, effective immediately. The Committee will be comprised of independent Board members Lee S. Simon, M.D. and Alan L. Heller, who both have extensive experience with the Food & Drug Administration (FDA) process. Dr. Simon will chair the Committee. The Committee will work closely with Savient officers, Dr. Robert Lamm and Dr. Zeb Horowitz, who will continue to lead the Company’s discussions with the FDA.

The formation of the Committee followed Christopher Clement’s resignation as President, Chief Executive Officer and a director of the company, by mutual agreement between Mr. Clement and the Board.

The role of the Committee is to oversee all activities of the Company in connection with its BLA filing relating to pegloticase and to work closely with management in seeking marketing approval from the FDA and preparing for the drug’s commercial launch. The Committee will assist the company in maintaining an active dialogue with the FDA, preparing for a possible Advisory Committee presentation, identifying and engaging key outside experts, overseeing manufacturing activities and supply chain initiatives and liaising with the various clinical care communities and support management in their interactions with key constituencies involved in this process.

“Our Board of Directors believes that the formation of the BLA Oversight Committee will play a key role in supporting Savient during this important time as we work toward FDA approval,” said Stephen O. Jaeger, Chairman of the Board. “Securing FDA approval for this exciting drug is the number one priority for the company right now. We are committed to changing the paradigm of therapy available to the treatment-failure gout population and we believe the work of this Committee is essential to achieving that goal. We anticipate that the time required to meet the Committee’s mandate will be substantial and we are grateful for the commitment made by Lee and Alan.”

“On behalf of the Board, I would like to thank Chris for his leadership, hard work and dedication to Savient. Since joining the company in 2002, Chris has made a number of important contributions to the company, particularly in the preparation for and development of pegloticase and the recent submission of the BLA to the FDA. We wish him the best in his future endeavors,” said Mr. Jaeger.

The Board has named Paul Hamelin, R.Ph., as President, and he will lead the day-to-day operations of the company. Mr. Hamelin has served as Senior Vice President, Commercial Operations since joining Savient in May 2006.

“With more than 20 years of experience as an executive officer responsible for global and commercial operations and senior marketing and sales positions at international pharmaceutical companies, we believe Paul will serve Savient and our stakeholders well as we continue our BLA activities. Paul also has extensive experience in launching new drugs throughout his career. Paul’s leadership will help provide a seamless transition as the company maintains its laser-focus on the FDA process,” said Mr. Jaeger.

“I am thrilled with the opportunity to take on this leadership role at such an important time in the history of Savient and pegloticase,” Mr. Hamelin commented. “We believe in the safety and efficacy of pegloticase, which targets an important unmet medical need and is a major improvement in the treatment of this orphan gout population. I look forward to working with the Board, the BLA Oversight Committee and the rest of the Savient team to realize this market opportunity.”

The company also announced that Philip K. Yachmetz will now serve as Senior Vice President, General Counsel. Since joining the company in May 2004, Mr. Yachmetz has served in various other capacities including Chief Business Officer, Corporate Strategy and Corporate Secretary.

WEBCAST

Savient will conduct a live webcast to discuss the formation of the BLA Oversight Committee and the other corporate changes the Company announced today at 10:00 a.m. EST. Participating on the Webcast will be Stephen O. Jaeger, Chairman of the Board, and Paul Hamelin, President. Both the live and archived web cast can be accessed from the Investor Relations page of Savient's website at http://www.savient.com. A digital recording of the web cast will be available within one hour following the conclusion of the call and will be available for 14 days. To access the recording, use the Dial-In Number and the Conference ID listed below.

Dial: (800) 642-1687 (domestic) or (706)645-9291 (international)

Conf ID: 74211270

About Lee S. Simon, M.D.

Dr. Simon has been a director of Savient since May 2006 and is a member of the Nominating and Corporate Governance Committee. Since 1996, Dr. Simon has served as a member of the staff of Beth Israel Deaconess Medical Center. He is currently a consultant to the pharmaceutical industry serving to provide support for regulatory issues. Since 2003, Dr. Simon has been an Associate Clinical Professor of Medicine at Harvard Medical School. From 2001 to 2003, Dr. Simon was the Director of the Analgesic, Anti-Inflammatory, Ophthalmologic Drug Products Division of the U.S. Food and Drug Administration. From 1994 until 1999 Dr Simon served on various FDA advisory committees. From 1995 to 2003, Dr. Simon was an Associate Professor of Medicine at Harvard Medical School and the Beth Israel Deaconess Medical Center.

About Alan L. Heller

Mr. Heller has been a director of Savient since May 2006 and is chairperson of our Nominating and Corporate Governance Committee and a member of our Compensation and Human Resources Committee. Since March 2006, Mr. Heller has been an investment advisor to Water Street Healthcare Partners, a private equity firm. From November 2004 to November 2005, Mr. Heller served as Chief Executive Officer and President of American Pharmaceutical Partners, Inc., a specialty drug company. From January 2004 to November 2004, Mr. Heller served as an investment advisor on life science transactions to One Equity Partners, a private equity arm of JPMorgan Chase & Co. From 2000 to 2004, Mr. Heller was Senior Vice President and President of Global Renal operations at Baxter Healthcare Corporation, a global diversified healthcare company. Mr. Heller was previously with G. D. Searle for 23 years where he served in various capacities including President and Chief Operating Officer. While at Searle, Mr Heller guided the company to three very successful product launches to the Rheumatology community, including Daypro, Arthrotec, Ambien and Celebrex. Mr. Heller is a director of Northfield Laboratories Inc., a company that develops an oxygen-carrying resuscitative fluid for the treatment of blood loss, Applied Neurosolutions, a development stage biopharmaceutical company, and Alpine Biomedical, a medical device company.

About Paul Hamelin

Paul Hamelin joined Savient in May 2006 as Senior Vice President, Commercial Operations. From March 2006 until May 2006, Mr. Hamelin was Managing Director of Rosemont, a subsidiary of Savient. From 2004 to 2005 Mr. Hamelin served as President and Chief Operating Officer at Algorx Pharmaceuticals. Prior to joining Algorx he held the positions of President and Chief Executive Officer of Elitra Pharmaceuticals, Inc. from 2002 to 2004 and Senior Vice President, Global Commercial Operations at Millennium Pharmaceuticals, Inc. from 2000 to 2002. Prior to Mr. Hamelin’s experience at specialty and biotech companies, for over 20 years he held senior management marketing, sales and commercial operations positions at several large pharmaceutical companies including Pharmacia/Searle, Abbott Labs and Eli Lilly. He is also a Registered Pharmacist.

ABOUT SAVIENT PHARMACEUTICALS, INC.

Savient Pharmaceuticals is a biopharmaceutical company engaged in developing and distributing pharmaceutical products that target unmet medical needs in both niche and broader markets. The company's product development candidate, Puricase® (pegloticase) for treatment-failure gout, has reported positive Phase 1, 2 and 3 clinical data.  Patient dosing in the Phase 3 clinical studies began in June 2006; patient enrollment was completed in March 2007; and the Phase 3 clinical studies were completed in October 2007. Savient has exclusively licensed worldwide rights to the technology related to Puricase from Duke University and Mountain View Pharmaceuticals, Inc. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late-stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and biopharmaceuticals with an initial focus in rheumatology. Savient also manufactures and supplies Oxandrin® (oxandrolone tablets, USP) CIII in the U.S. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on Savient can be accessed by visiting: http://www.savient.com.

FORWARD-LOOKING LANGUAGE

All statements other than statements of historical facts included in this press release are forward-looking statements that are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such statements. These risks, trends and uncertainties are in some instances beyond our control. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will” and other similar expressions help identify forward-looking statements, although not all forward-looking statements contain these identifying words. In particular, any statements regarding our BLA filing with the FDA, a potential Advisory Committee, approval of the BLA, preparation for commercialization of pegloticase, the efficacy and safety of pegloticase, the market for pegloticase, and the absence of other therapies for treatment-failure gout patients, are forward-looking statements. These forward-looking statements involve substantial risks and uncertainties and are based on our current assessment of the Phase 3 clinical data and on current expectations, assumptions, estimates and projections about our business and the biopharmaceutical and specialty pharmaceutical industries in which we operate. Important factors that may affect our ability to achieve the matters addressed in these forward-looking statements include, but are not limited to, the delay or failure in completing development of pegloticase and developing other product candidates; our stock price and market conditions; varying interpretations of our clinical and CMC data by the FDA; delay achieving or failure to achieve FDA approval of pegloticase; inability to manufacture commercial quantities of our products; inability to gain market acceptance sufficient to justify development and commercialization costs if our products are approved for marketing; our continuing to incur substantial net losses for the foreseeable future; difficulties in obtaining financing; potential development of alternative or more effective products by competitors; reliance on third parties to manufacture, market and distribute many of our products; economic, political and other risks associated with foreign operations; risks of maintaining protection for our intellectual property; risks of an adverse determination in ongoing or future intellectual property litigation; and risks associated with stringent government regulation of the biopharmaceutical industry and other important factors set forth more fully in our reports filed with the Securities and Exchange Commission, to which investors are referred for further information. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements which speak only as of the date of publication of this press release to shareholders. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not have a policy of updating or revising forward-looking statements and, except as required by law, assume no obligation to update any forward-looking statements.

SVNT-G

# # #